Exhibit (b)(1)

CONFORMED COPY
Dated 9 May 2006
MEDIARING LTD.
as Borrower
and
UNITED OVERSEAS BANK LIMITED
acting as Lender
US$82,000,000
FACILITY AGREEMENT

ALLEN & GLEDHILL ONE MARINA BOULEVARD #28-00 SINGAPORE 018989

THE SCHEDULES

SCHEDULE	PAGE

SCHEDULE 1 Conditions Precedent	48
SCHEDULE 2 Utilisation Request	50
SCHEDULE 3 Existing Security	52

THIS AGREEMENT is made on 9 May 2006 between:
(1)	MEDIARING LTD., registration number 199304568R (the “Borrower”); and

(2)	UNITED OVERSEAS BANK LIMITED, registration number 193500026Z as lender (the “Lender”).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Bank” means the principal New York offices of Mellon Bank N.A.

“Acquisition” means the direct acquisition by the Borrower of the Target Shares:
(a)	pursuant to the Offer Documents; and

(b)	(where the Compulsory Acquisition Procedures are implemented by the Borrower) as a result of its implementing the Compulsory Acquisition Procedures.
“Acquisition Closing Date” means the date of completion of the Acquisition.

“Acquisition Documents” means the Offer Documents, the Depositary Agreement, any Letter of Instruction, any Letter of Transmittal and all other agreements and notices in relation to the Acquisition.

“Acquisition Period” means the earlier of:
(a)	the date which is six Months from and including the Business Day immediately following the Offer Closing Date; and

(b)	the date which is two Business Days before the first Commitment Reduction Date.
“Acquisition Utilisation Amount” means at any time, the aggregate amount determined by the Lender of all Loans (including Rollover Loans) made during the period from and including the date of this Agreement to and including the last day of the Acquisition Period, less the amount of all reductions and prepayments under Clause 7 (Prepayment and cancellation).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Form” means, in relation to a document, that it is in form and substance satisfactory to the Lender (acting reasonably).

“Authorisation” means:
(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or
(b)	in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.
“Availability Period” means the period from and including the date of this Agreement to and including the date falling one Month before the Termination Date.
“Available Commitment” means the Lender’s Commitment minus:
(a)	the amount of any outstanding Loans; and
(b)	in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date other than any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
“Break Costs” means the amount (if any) by which:
(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:
(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Singapore interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Singapore and (in relation to any date for payment of US Dollars) New York City.
“Charged Assets” means the assets over which Security is expressed to be created pursuant to any Security Document.
“Commitment” means US$82,000,000, to the extent not cancelled, reduced or transferred by the Lender under this Agreement.
“Commitment Reduction Dates” means the earlier of each date referred to in Column 1 below and the date specified opposite it in Column 2 below:

Column 1
(Months after the date of
the first Utilisation)	Column 2
Six	31 March 2007
12	30 September 2007
18	31 March 2008
24	30 September 2008
30	31 March 2009
“Compliance Certificate” means a certificate in form and substance reasonably satisfactory to the Lender.
“Compulsory Acquisition Procedures” means the compulsory acquisition procedures set out in section 215 of the Companies Act, Chapter 50 of Singapore.
“Default” means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Depositary” means Mellon Investor Services LLC, a limited liability company duly incorporated and validly existing under the law of the State of New Jersey.
“Depositary Agreement” means a depositary agreement between the Depositary and the Borrower, and in the Agreed Form.
“Depositary Confirmation” means a confirmation from the Depositary to the Lender, and in the Agreed Form.
“Event of Default” means any event or circumstance specified as such in Clause 20 (Events of Default).
“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).
“Facility Office” means the office or offices notified by the Lender to the Borrower in writing as the office or offices through which it will perform its obligations under this Agreement.
“Finance Document” means this Agreement, any Security Document and any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(h)	shares which are expressed to be redeemable;
(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.
“GAAP” means generally accepted accounting principles, standards and practices in Singapore.
“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity, body or authority (including, without limitation, NASDAQ, any other stock exchange or any self-regulatory organisation established under any law or regulation).
“Group” means the Borrower and its Subsidiaries for the time being (including, after the Offer Closing Date, the Target Group).
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
“Letter of Instruction” means each letter of instruction from the Borrower to the Depositary, duly acknowledged by the Depositary, and in the Agreed Form.

“Letter of Transmittal” means each letter of transmittal from the Depositary to the Target Share Transfer Agent, and in the Agreed Form.
“Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower to the Lender under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).
“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
“Margin” means 1.25 per cent. per annum.
“Material Adverse Effect” means a material adverse effect on:
(a)	the financial condition, assets, prospects or business of the Borrower or on the consolidated financial condition, assets, prospects or business of the Group taken as a whole;
(b)	the ability of the Borrower to perform and comply with its obligations under any Finance Document;
(c)	the validity, legality or enforceability of any Finance Document; or
(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
“NASDAQ” means NASDAQ Stock Market Inc..
“Offer” means the cash offer for all the Target Shares made or proposed to be made by the Borrower to shareholders of the Target in accordance with the provisions of the Offer Regulations and the Offer Documents.
“Offer Closing Date” means:
(a)	12 June 2006 (or (i) where the Borrower does not obtain 50 per cent. acceptances for the Target Shares by 12 June 2006, 12 July 2006; or (ii) such later date as the Securities Industry Council may agree due to the existence of a competing offer); or

(b)	such later date as the Borrower may notify to the Depositary and the Lender as being the date of closing of the Offer in accordance with the Acquisition Documents, the Offer Regulations and the Compulsory Acquisition Procedures.
“Offer Document” means:
(a)	the Offer to Purchase made by the Borrower to the holders of the Target Shares;
(b)	all other offer documents to be issued to holders of the Target Shares containing the Offer; and
(c)	all other documents, notices and letters relating to the documents referred to in paragraphs (a) and (b) above.
“Offer Regulations” means the Singapore Code on Takeovers and Mergers (issued under the Securities and Futures Act, Chapter 289 of Singapore) and the U.S. Securities Exchange Act of 1934, in each case as amended or re-enacted.
“Original Financial Statements” means in relation to the Borrower, the audited consolidated financial statements of the Group for the financial year ended 31 December 2005.
“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.
“Repeating Representations” means:
(a)	each of the representations set out in Clauses 16.1 (Status) to 16.4 (Power and authority), 16.7 (No default) and 16.9 (Financial statements) to 16.17 (No proceedings pending or threatened); and
(b)	each of the representations expressed to be a repeating representation under the terms of any Security Document.
“Rollover Loan” means one or more Loans:
(a)	made or to be made on the same day that one or more maturing Loans is or are due to be repaid;
(b)	the aggregate amount of which is equal to or less than the maturing Loan(s); and
(c)	made or to be made to the Borrower for the purpose of refinancing the maturing Loan(s).
“Screen Rate” means the rate which is the arithmetic mean of the rates for US Dollars offered by leading reference banks in Singapore for the relevant period displayed on the SIBO page of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.
“Security” means a mortgage, charge, assignment, pledge, lien, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Document” means the Target Share Charge, any Depositary Confirmation and any other security or other document that may at any time be given as security or assurance for the Liabilities pursuant to or in connection with any Finance Document.
“Security Perfection Date” means:
(a)	in relation to Target Shares purchased by the Borrower with the proceeds of any Loan, the date falling one Business Day (or such later date as the Lender may agree) after the Utilisation Date of that Loan;
(b)	in relation to the 651,572 Target Shares owned by the Borrower at the date of this Agreement, the Security Perfection Date (or such later date as the Lender may agree) relating to the first Loan; and
(c)	in relation to any other Shares (including Target Shares) acquired by the Borrower after the date of this Agreement other than with proceeds from the Loans, the date falling one Business Day (or such later date as the Lender may agree) after the date that the Borrower makes payment for such Shares.
“Shares” has the meaning given to it in Clause 1.1 (Definition) of the Target Share Charge.
“SIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or
(b)	(if no Screen Rate is available for US Dollars or for the Interest Period of that Loan) the rate quoted by the Lender to leading banks in the Singapore interbank market, as of 11:00 a.m. on the Quotation Day for the offering of deposits in US Dollars and for a period comparable to the Interest Period for that Loan.
“Singapore Dollars” or “S$” means the lawful currency of Singapore.
“Subsidiary” means a subsidiary within the meaning of section 5 of the Companies Act, Chapter 50 of Singapore.
“Target” means Pacific Internet Limited, registration number 199502086C, a corporation duly incorporated and validly existing under the law of Singapore.
“Target Group” means the Target and its Subsidiaries for the time being.
“Target Share Charge” means the charge over the Target Shares owned by (or held for the benefit of) the Borrower between the Borrower and the Lender.

“Target Shares” means the issued and fully paid-up ordinary shares in the capital of the Target (including any shares issued while the Offer remains open for acceptance).
“Target Share Transfer Agent” means The Bank of New York of 101 Barclay St., 22W New York, NY 10286, being the transfer agent of the Target in respect of the transfer of all Target Shares.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Termination Date” means the earlier of:
(a)	the date which is 36 Months after the date of the first Utilisation; and

(b)	30 September 2009.
“Transaction Document” means a Finance Document or an Acquisition Document.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US Dollars” or “US$” means the lawful currency of the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Lender”, the “Borrower”, the “Depositary” or either “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(iv)	a “person” includes any person, firm company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(v)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental,

intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vi)	a “Transaction Document” or any other agreement or instrument is a reference to that Transaction Document or other agreement or instrument as amended or novated;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to Singapore time unless otherwise stated.
(b)	Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.
(b)	Notwithstanding any terms of this Agreement the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.
2.	THE FACILITY
Subject to the terms of this Agreement, the Lender makes available to the Borrower a revolving loan facility in an amount equal to the Commitment.
3.	PURPOSE
3.1	Purpose
(a)	The Borrower shall apply all amounts borrowed by it under the Facility in or towards partially financing (but only on or after the Offer Closing Date specified in paragraph (a) of the definition of Offer Closing Date):
(i)	the consideration payable by the Borrower for the Acquisition pursuant to the Offer; and

(ii)	(where the Compulsory Acquisition Procedures are implemented by the Borrower) the consideration payable for the Acquisition as a result of its implementing the Compulsory Acquisition Procedures.

(b)	No amount borrowed under the Facility shall be applied in any manner that may be illegal or contravene the provisions of section 76 of the Companies Act, Chapter 50 of Singapore.
3.2	Monitoring
The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent
The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.
4.2	Further conditions precedent
The Lender will only be obliged to comply with Clause 5.4 (Availability of Loans) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by the Borrower are true in all material respects;

(c)	the Lender is satisfied that:
(i)	it has received a Depositary Confirmation relating to those Target Shares, duly executed by the Depositary;

(ii)	immediately following the applicable Security Perfection Date, the Borrower will be able to comply with Clause 18.3 (Security covenant); and

(iii)	in the case of a Loan which is not a Rollover Loan, the Utilisation Date falls no later than:
(A)	(where the Compulsory Acquisition Procedures are not implemented by the Borrower) the Offer Closing Date; and

(B)	(where the Compulsory Acquisition Procedures are implemented by the Borrower) the last day of the Acquisition Period; and
(d)	in the case of the first Loan:
(i)	the Utilisation Date falls on or before 30 September 2006; and

(ii)	on the date of the Utilisation Request:

(A)	the Lender is satisfied that the Borrower has sufficient funds of its own and will, on the Utilisation Date, use such funds to purchase and become the owner of Target Shares for an aggregate consideration of not less than US$40,000,000; and

(B)	the Lender receives a certificate, signed by one director or an authorised officer of the Borrower, certifying that:
(1)	holders of no fewer than the minimum number of the Target Shares specified in the Offer have tendered such Target Shares pursuant to the Offer and have not withdrawn such Target Shares, and that the Borrower has accepted such Target Shares for purchase, and on the Utilisation Date the Borrower will pay the aggregate purchase price for such Target Shares to the Depositary, strictly in accordance with the terms of the Offer and Acquisition Documents, and in compliance with all applicable laws; and

(2)	no action, suit, investigation, litigation or proceeding exists or is pending or threatened before any court, governmental agency or arbitrator that affects, could affect or purport to affect the legality, validity or enforceability of the Offer or the consummation of the transactions contemplated by the Offer or the Transaction Documents.
4.3	Maximum number of Loans
The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 20 Loans (or such other number of Loans agreed between the Borrower and the Lender) would be outstanding.
5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request:
(a)	not earlier than the date falling three Business Days after the date that the Lender has issued a notice under Clause 4.1 (Initial conditions precedent) confirming the satisfaction by the Borrower of all conditions precedent;

(b)	in the case of a Loan which is not a Rollover Loan, not later than 10:00 a.m. on the Utilisation Date; and

(c)	in the case of a Rollover Loan, not later than 11:00 a.m. two Business Days before the Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	in the case of a Loan other than a Rollover Loan, it specifies the Target Shares to be acquired with proceeds of the Utilisation;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(v)	it specifies the account and bank to which the proceeds of the Utilisation are to be credited, which:
(A)	in the case of a Loan other than a Rollover Loan, must be the account and bank in New York City specified by the Depositary to the Borrower and the Lender; and

(B)	in the case of any other Loan, must be in New York City.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be:
(i)	a minimum of US$1,000,000 and higher integral multiples of that amount (or such other amount agreed between the Borrower and the Lender) or, if less, the Available Commitment;

(ii)	in any event such that it is less than or equal to the Available Commitment; and

(iii)	in the case of the Loans comprising the Acquisition Utilisation Amount, such that they are less than or equal to the lower of (A) the Available Commitment and (B) the total consideration payable for the Target Shares less US$40,000,000.

5.4	Availability of Loans

If the conditions set out in Clause 4 (Conditions of Utilisation) and this Clause 5 have been met, the Lender shall make each Loan available through its Facility Office.

6.	REPAYMENT

6.1	Repayment

The Borrower shall repay each Loan on the last day of its Interest Period.

6.2	Reborrowing

Unless a contrary indication appears in this Agreement, any part of the Facility which is repaid may be reborrowed in accordance with the terms of this Agreement.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:
(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and

(c)	the Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory cancellation with Disposal Proceeds

(a)	In this Clause 7.2:

“Disposal” means any sale, transfer or other disposal by the Borrower of any Target Shares.

“Disposal Proceeds” means in relation to any Disposal, the actual amount of cash received or receivable by the Borrower as consideration for the Target Shares which are the subject of such Disposal.

(b)	If any Disposal is firmly scheduled to be made by the Borrower, it shall promptly notify the Lender of the scheduled date (the “Disposal Date”) of such Disposal and the amount of the Disposal Proceeds.

(c)	On the Disposal Date, the Commitment shall be automatically cancelled by an amount equal to 100 per cent. of the amount of the Disposal Proceeds.

(d)	If, on the Disposal Date, the amount of the Loans exceeds the reduced Commitment, the Borrower shall immediately repay or prepay the Loans by the amount of such excess.

7.3	Mandatory cancellation due to De-Listing

(a)	In this Clause 7.3, “De-Listing” means any of the following events or circumstances:
(i)	any Target Shares are not or cease to be quoted or listed on NASDAQ for any day; or

(ii)	transactions in any Target Shares are suspended for a continuous period of more than ten days.

(b)	If a De-Listing occurs:
(i)	the Borrower shall promptly notify the Lender of that event:

(ii)	the Commitment shall be automatically cancelled by such an amount (if any) as the Lender determines to be necessary to ensure that, immediately following such cancellation, the amount of the Commitment is equal to 45 per cent. of the Acquisition Utilisation Amount; and

(iii)	if, following such cancellation, the amount of the Loans exceeds the reduced Commitment, the Borrower shall, within one Month (or such longer period as the Lender may agree) of such cancellation, repay or prepay the Loans by the amount of such excess.

7.4	Mandatory cancellation on Commitment Reduction Dates

(a)	On each Commitment Reduction Date, the Commitment shall be automatically cancelled by such an amount as is necessary to ensure that, immediately following such cancellation, the amount of the Commitment is equal to the percentage of the Acquisition Utilisation Amount specified opposite that Commitment Reduction Date in the following table:

Commitment Reduction Date	Percentage of Acquisition Utilisation Amount
First Commitment Reduction Date	95%
Second Commitment Reduction Date	45%
Third Commitment Reduction Date	30%
Fourth Commitment Reduction Date	20%
Fifth Commitment Reduction Date	10%

(b)	If, on any Commitment Reduction Date that the Commitment is cancelled pursuant to this Clause 7.4, the amount of the Loans exceeds the reduced Commitment, the Borrower shall, on that Commitment Reduction Date, repay or prepay the Loans by the amount of such excess.

7.5	Mandatory cancellation due to Offer lapsing

If:
(a)	the initial Offer Closing Date has not occurred by the date specified in paragraph (a) of the definition of Offer Closing Date;

(b)	any Offer Document ceases to be in full force and effect;

(c)	the Offer is not accepted by the minimum number of shareholders of the Target specified in the Offer as being necessary for the Offer to become effective; or

(d)	the Offer is withdrawn or lapses without any acceptance of the Offer by any shareholders of the Target,

the Commitment will be immediately and automatically cancelled.

7.6	Automatic cancellation

Any part of the Commitment which is undrawn by the Borrower at the close of business in Singapore on the last day of the Acquisition Period will be immediately and automatically cancelled.

7.7	Voluntary cancellation

The Borrower may, if it gives the Lender not less than 30 days’ prior notice, cancel the whole or any part (being a minimum amount of US$5,000,000) of the Available Commitment.

7.8	Restrictions

(a)	Any notice of cancellation or prepayment given by either Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and

(b)	SIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of two per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of two per cent. and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 9, the Borrower may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower and the Lender.

(c)	An Interest Period for a Loan shall not extend beyond a Commitment Reduction Date or the Termination Date.

(d)	A Loan has one Interest Period only.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the rate per annum which is the sum of:
(i)	the Margin; and

(ii)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and the Lender is unable to provide a quotation to determine SIBOR for US Dollars for the relevant Interest Period; or

(ii)	where SIBOR is determined by reference to the Screen Rate, before close of business in Singapore on the Quotation Day for the relevant Interest Period, the Borrower receives notification from the Lender that the cost to it of obtaining matching deposits in the Singapore interbank market would be in excess of SIBOR.

10.2	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.

10.3	Break Costs

(a)	The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)	The Borrower shall pay to the Lender a fee in US Dollars computed at the rate of 0.375 per cent. per annum on the Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee (together with all commitment fee accrued and unpaid from and including 9 February 2006 up to the date of this Agreement under the Letter of Offer dated 27 January 2006 from the Lender to the Borrower and duly acknowledged by the Borrower) is payable on the date of this Agreement and the last day of each following successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the Lender’s Commitment at the time the cancellation is effective.

11.2	Front-end fee

The Borrower shall pay to the Lender a front-end fee of US$307,500 on the date of this Agreement.

11.3	Cancellation fee

On the date of any cancellation under Clause 7.7 (Voluntary cancellation), the Borrower shall pay to the Lender a cancellation fee of 0.50 per cent. flat of the amount of that cancellation, except to the extent that the Lender is reasonably satisfied that any part of such cancellation was made or facilitated as a result of the Borrower having access to the proceeds of any rights issue or equity funding exercise arranged by UOB Asia Limited.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Clause 12:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	In this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, in which case the amount of the payment due from it shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

(c)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	If the Lender is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document, then the Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by it in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on the Lender:
(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or
(ii)	to the extent a loss, liability or cost is compensated for or by an increased payment under Clause 12.2 (Tax gross-up).

(c)	If the Lender makes, or intends to make, a claim under paragraph (a) above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

12.4	Tax Credit

If the Borrower makes a Tax Payment and the Lender determines that:
(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Borrower which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.

12.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Goods and Services tax

The Borrower shall also pay to the Lender on demand, in addition to any amount payable by the Borrower to the Lender under a Finance Document, any goods and services, value added or similar Tax payable in respect of that amount (and references in that Finance Document to that amount shall be deemed to include any such Taxes payable in addition to it).

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay the Lender the amount of any Increased Costs incurred by the Lender as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on the Lender’s overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) it shall notify the Borrower of the event giving rise to the claim.

(b)	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the Lender of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date;

(c)	funding, or making arrangements to fund, a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or as required by this Agreement.

14.3	Indemnity to the Lender

The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement,

in each case, subject to any agreement between the Borrower and the Lender or, as the case may be, between the Borrower and any of the Lender’s professional advisers.

15.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request.

15.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.4	Security Expenses

The Borrower shall, within three Business Days of demand, pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

15.5	Transaction undertaking to pay

(a)	The Borrower undertakes to pay the Lender on demand an amount equal to any liability, damages, cost, loss or expense (including legal fees, costs and expenses) incurred by the Lender or any of its Affiliates or any of its (or its Affiliates’) directors, officers, employees, agents, nominees or professional advisers (each a “Relevant Party”) arising out of, in connection with or based on any actual or potential action, claim, suit, investigation or proceeding arising out of, in connection with or based on:
(i)	the Acquisition (whether or not made);

(ii)	any Relevant Party financing or refinancing, or agreeing to finance or refinance, any acquisition of any of the Target Shares by any member of the Group or any person acting in concert with any member of the Group; or

(iii)	the use of proceeds of any Loan,

unless directly caused by the gross negligence or wilful misconduct of that Relevant Party.

(b)	The Borrower undertakes to pay the Lender within three Business Days of demand an amount equal to any cost or expense (including legal fees, costs and expenses) incurred by any Relevant Party in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding arising out of, in connection with or based on any of the above, whether or not pending or threatened and whether or not any Relevant Party is a party.

(c)	Any Relevant Party referred to in this Clause 15.5 may enjoy the benefit of or enforce the terms of this Clause 15.5 in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

16.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 16 to the Lender on the date of this Agreement.

16.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

16.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

16.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents, and the consummation of the Offer and the Acquisition and the transactions contemplated by each, do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	the constitutional documents of it, each of its Subsidiaries, the Target and each member of the Target Group; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets,

nor (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.

16.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents and the transactions contemplated by the Transaction Documents.

16.5	Validity and admissibility in evidence

All Authorisations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party and the transactions contemplated by the Transaction Documents and the Acquisition;

(b)	to make the Finance Documents admissible in evidence in its jurisdiction of incorporation;

(c)	to enable it to create the Security pursuant to any Security Document to which it is a party and to ensure that such Security has the priority and ranking it is expressed to have; and

(d)	to consummate the Offer and the Acquisition and the transactions contemplated thereby,

have been obtained or effected and are in full force and effect, save for the making of the appropriate registrations of the Security Documents with the Accounting and Corporate Regulatory Authority in Singapore or (in the case of any Authorisation in connection with the Acquisition) will have been obtained or effected and will be in full force and effect before the first Utilisation Request.

16.6	No filing or stamp taxes

Save for complying with the requirements specified at the end of Clause 16.5 (Validity and admissibility in evidence), under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

16.7	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

16.8	No misleading information

(a)	Any factual information provided by or on behalf of any member of the Group in relation to any Transaction Document and/or the Acquisition was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has occurred or been omitted from the factual information referred to in paragraph (a) above and no information has been given or withheld that results in that information being untrue or misleading in any material respect.

16.9	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its consolidated financial condition and operations as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since 31 December 2005.

16.10	Pari passu ranking

Without limiting Clause 16.13 (Security), its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.11	Winding-up

No meeting has been convened for the winding-up of any member of the Group or for the appointment of a receiver, trustee, judicial manager, administrator, administrative receiver, compulsory manager or other similar officer of any member of the Group or any of its assets, no such step is intended by any member of the Group and, so far as the Borrower is aware, no petition, application or the like is outstanding for the winding-up of any member of the Group or for the appointment of a receiver, trustee, judicial manager, administrator, administrative receiver, compulsory manager or other similar officer of any member of the Group or any of its assets.

16.12	Immunity

Neither it nor any of its assets, including after the Acquisition Closing Date, the Target Shares, is entitled to immunity from suit, execution, attachment or other legal process and in any proceedings taken in Singapore in relation to the Finance Documents, it will not be entitled to claim immunity for itself or any of its assets arising from suit, execution or other legal process.

16.13	Security

(a)	Subject to the requirements specified at the end of Clause 16.5 (Validity and admissibility in evidence), each Security Document creates (or, once entered into, will create) in favour of the Lender the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	The constitutional documents of the Target do not and would not restrict or inhibit in any manner any transfer of any Target Shares which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document.

16.14	Title

It is (and will be when each asset is acquired by it) the sole legal and beneficial owner of all of the Charged Assets, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

16.15	Assets

It and each of its Subsidiaries has good and marketable title to, or valid leases or licences of or is otherwise entitled to use (in each case, on arm’s length terms), all material assets necessary for the conduct of its business as it is being, or is proposed to be, conducted.

16.16	Target Shares

(a)	It shall not convey title to, or any other interest in, any Target Share to any person other than the Lender or the Lender’s nominee pursuant to the Target Share Charge and except for the Borrower, no member of the Group or any Affiliate of the Borrower has purchased and holds and/or will purchase or hold, directly or indirectly, any Target Shares.

(b)	The Target Shares which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document are duly authorised, validly issued, fully paid, non-assessable and freely transferable and constitute shares in the capital of a limited company, and there are no moneys or liabilities outstanding or payable in respect of any such share.

(c)	To the best of its knowledge and belief, no person has or is entitled to any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share capital or loan capital of the Target, other than employees of the Target pursuant to the PacNet 1999 Share Option Plan.

(d)	To the best of its knowledge and belief, there are no agreements in force or corporate resolutions passed which require or might require the present or future issue or allotment of any share capital or loan capital of the Target (including any option or right of pre-emption, conversion or exchange), other than the PacNet 1999 Share Option Plan.

(e)	The shares of the Target which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document constitute the entire share capital of the Target at any time purchased or owned by the Borrower and the Borrower has no title or interest in any other shares of the Target.

16.17	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a

Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

16.18	Solvency

(a)	It is not insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts within the meaning of Section 254(2) of the Companies Act, Chapter 50 of Singapore nor, in any such case, will it become so in consequence of entering into any Transaction Document, making the Acquisition, and/or performing any transaction contemplated by any Transaction Document.

(b)	It has not taken any corporate action nor have any legal proceedings or other procedure or step been taken, started or threatened in relation to anything referred to in Clause 20.7 (Insolvency proceedings).

16.19	Taxes

Each member of the Group has paid when due all Taxes required to be paid by it other than any Taxes:
(a)	being contested by it in good faith and in accordance with the relevant procedures;

(b)	for which adequate reserves are being maintained in accordance with GAAP; and

(c)	where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created under any Security Document.

16.20	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing at all times during the continuance of this Agreement.

17.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

17.1	Financial statements

The Borrower shall supply to the Lender:
(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years, its consolidated financial statements for that financial half year.

17.2	Compliance Certificate

(a)	The Borrower shall supply to the Lender, with each set of financial statements delivered pursuant to Clause 17.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 18.1 (Financial condition of the Group) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two directors of the Borrower.

17.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 17.1 (Financial statements) shall be certified by a director of the Borrower as fairly representing its consolidated financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 17.1 (Financial statements) is prepared using GAAP.

17.4	Information: miscellaneous

The Borrower shall supply to the Lender:
(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request,

in each case except:
(i)	to the extent that disclosure of the details or information would breach any law, regulation, securities or stock exchange requirement or duty of confidentiality; or

(ii)	where the Borrower is of the reasonable opinion that the details or information:
(A)	are of a price sensitive nature; or

(B)	are of a proprietary nature and their disclosure would be prejudicial to it, provided that such details or information shall be promptly supplied to the Lender if the Borrower subsequently determines in good faith that they do not fall under this sub-paragraph (ii).

17.5	Notification of default

(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

17.6	Offer

(a)	The Borrower shall promptly supply to the Lender a copy of each Offer Document, Letter of Instruction and Letter of Transmittal.

(b)	The Borrower shall promptly supply to the Lender such explanation or details as it may reasonably request of any item in, or in any draft of, any Offer Document (such explanation or details being to the best of its knowledge and belief so far as any item relates to the Target and/or any of its Subsidiaries).

(c)	The Borrower shall promptly supply to the Lender:
(i)	details of the total consideration payable by the Borrower for the Target Shares;
(ii)	evidence that all necessary Authorisations in connection with the Offer and the Acquisition have been obtained; and
(iii)	such further information relating to the Offer and the Acquisition as the Lender may reasonably request, except:
(A)	to the extent that disclosure of the details or information would breach any law, regulation, securities or stock exchange requirement or duty of confidentiality; or
(B)	where the Borrower is of the reasonable opinion that the details or information:
(1)	are of a price sensitive nature; or

(2)	are of a proprietary nature and their disclosure would be prejudicial to it, provided that such details or information shall be promptly supplied to the Lender if the Borrower subsequently determines in good faith that they do not fall under this sub-paragraph (ii)(B).

18.	FINANCIAL AND SECURITY COVENANTS

18.1	Financial condition of the Group

The Borrower shall ensure and procure that the financial condition of the Group shall, so long as any amount is outstanding under the Finance Documents or the Commitment is in force, be such that:

(a)	Consolidated Net Worth for each Test Period specified in Column 1 below will not be less than the amount set out in Column 2 corresponding to that Test Period:

Column 1	Column 2
Test Period	Consolidated Net Worth
Test Period ending on 30 June 2006	US$25,000,000
Each subsequent Test Period	US$35,000,000
(b)	the ratio of Consolidated Total Net Liabilities to Consolidated Net Worth for each Test Period will not exceed 1.5 to 1; and
(c)	the ratio of Consolidated Current Assets to Consolidated Current Liabilities for each Test Period will not be less than 1 to 1.

18.2	Financial covenant calculations

Consolidated Current Assets, Consolidated Current Liabilities, Consolidated Total Net Liabilities and Consolidated Net Worth shall be calculated and interpreted on a consolidated basis by reference to the audited and unaudited financial statements of the Group and the Compliance Certificates delivered under Clause 17.1 (Financial statements) and Clause 17.2 (Compliance Certificate).

18.3	Security covenant

The Borrower shall ensure and procure that the ratio of Total Loans to Total Security Value will not at any time exceed 0.75 to 1. If the ratio is exceeded, within ten Business Days of the Lender giving notice of this to the Borrower, the Borrower shall:
(a)	prepay or repay the outstanding Loans made to it; and/or

(b)	increase the Total Security Value,
so that immediately after such prepayment, repayment and/or increase, the ratio of Total Loans to Total Security Value does not exceed 0.75 to 1.

18.4	Additional Security

(a)	Where the Borrower satisfies the covenant set out in Clause 18.3 (Security covenant) by providing or procuring the provision to the Lender of Additional Security, the Borrower shall enter into such further agreements and documents and make all appropriate registrations of such agreements and documents as the Lender may require to create or perfect such Additional Security in favour of the Lender or otherwise assuring to the Lender the full benefit of all such Additional Security.

(b)	If the ratio of Total Loans to Total Security Value does not exceed 0.65 to 1 for a continuous period of at least 14 Business Days, provided that no Event of Default is continuing the Lender shall, upon the written request of the Borrower, release any Additional Security (other than any Target Shares) (or the relevant part thereof) as soon as practicable at the cost and expense of the Borrower, so that, immediately after such release, the ratio of Total Loans to Total Security Value does not exceed 0.75 to 1.

18.5	Definitions

In this Clause 18:

“Additional Security” means Security over assets, in each case acceptable to the Lender and designated as such by the Lender.

“Cash Equivalent” means any short-term, highly liquid investments which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, including but not limited to, short-term fixed deposits and investments in short-term treasury bills.

“Consolidated Current Assets” means, in relation to any Test Period, the consolidated amount of the book values of the assets of the Group determined as current assets in accordance with applicable GAAP, as determined (except as needed to reflect the terms of this Clause 18) from the financial statements of the Group and Compliance Certificates delivered under Clause 17.1 (Financial statements) and Clause 17.2 (Compliance Certificate).

“Consolidated Current Liabilities” means, in relation to any Test Period, the aggregate outstanding principal, nominal or capital amount (and any fixed or minimum premium payable on prepayment or redemption) of all Financial Indebtedness of the Group for that Test Period, determined as current liabilities in accordance with applicable GAAP and calculated on a consolidated basis, as determined (except as needed to reflect the terms of this Clause 18) from the financial statements of the Group and Compliance Certificates delivered under Clause 17.1 (Financial statements) and Clause 17.2 (Compliance Certificate).

For this purpose, any amount outstanding or repayable in a currency other than US Dollars should on that day be taken into account:
(a)	if a balance sheet of the Group has been prepared as at that day, in that US Dollar equivalent at the rate of exchange used for the purpose of preparing that balance sheet; and
(b)	in any other case, in their US Dollar equivalent at the rate of exchange that would have been used had a balance sheet of the Group been prepared as at that day in accordance with applicable GAAP.

“Consolidated Net Worth” means, in relation to any Test Period, the aggregate of:
(a)	the amount paid up or credited as paid up on the issued share capital of the Borrower (other than any shares which are expressed to be redeemable);

(b)	the amount standing to the credit of the consolidated reserves of the Group; and

(c)	goodwill and other intangible assets,

less any amount included in the above which is attributable to minority interests.

“Consolidated Total Net Liabilities” means, in relation to any Test Period, the aggregate outstanding principal, nominal or capital amount (and any fixed or minimum premium payable on prepayment or redemption) of all Financial Indebtedness of the Group for that Test Period, calculated on a consolidated basis, less the aggregate of all cash and Cash Equivalents (in each case denominated in US Dollars or Singapore Dollars) with any bank or financial institution to the extent such cash and Cash Equivalents are not subject to any Security, as determined (except as needed to reflect the terms of this Clause 18) from the financial statements of the Group and Compliance Certificates delivered under Clause 17.1 (Financial statements) and Clause 17.2 (Compliance Certificate).

For this purpose, any amount outstanding or repayable in a currency other than US Dollars should on that day be taken into account:
(a)	if a balance sheet of the Group has been prepared as at that day, in that US Dollar equivalent at the rate of exchange used for the purpose of preparing that balance sheet; and
(b)	in any other case, in their US Dollar equivalent at the rate of exchange that would have been used had a balance sheet of the Group been prepared as at that day in accordance with applicable GAAP.

“Test Period” means each period of six Months ending on the last day of each of the Borrower’s financial half years.

“Total Loans” means, as at any particular time, the amount of the outstanding Loans at that time.

“Total Security Value” means, as at any particular time, the aggregate of:
(a)	the value of all the Target Shares subject to the Target Share Charge, as determined by the Lender from the respective prices at which the Target Shares were last dealt with on NASDAQ or, if no price for any of the Target Shares is quoted on the NASDAQ, the value attributed by the Lender to such Target Shares, provided that where any of the Target Shares ceases to be quoted or listed on the NASDAQ for any day or transactions in any of the Target Shares are suspended for a continuous period of ten days, such Target Shares shall have no value attributed to them; and
(b)	the value attributed by the Lender to all Additional Security,

at that time.

For this purpose, the price of any Target Shares or Additional Security denominated in a currency other than US Dollars shall, on any relevant day, be taken into account in their US Dollar equivalent at such rate of exchange as the Lender may determine.

19.	GENERAL UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Authorisations

(a)	The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Lender of) any Authorisation required under any applicable law or regulation:
(i)	to enable it to perform its obligations under the Transaction Documents and the Acquisition;
(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document; and
(iii)	to enable it to carry on its business as it is being conducted from time to time if failure to obtain, comply with or maintain any such Authorisation might have a Material Adverse Effect.

(b)	The Borrower shall ensure that the registration requirements set out at the end of Clause 16.5 (Validity and admissibility in evidence) are promptly complied with.

19.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents and the Acquisition.

19.3	Pari passu

The Borrower shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.4	Negative pledge

(a)	The Borrower shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not (and shall ensure that no other member of the Group will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;
(ii)	sell, transfer or otherwise dispose of any of its receivables whether or not on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:
(i)	any Security listed in Schedule 3 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;
(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(iii)	any lien arising by operation of law and in the ordinary course of trading;
(iv)	any Security over or affecting any asset acquired by the Borrower after the date of this Agreement if the Security was created only to secure:
(A)	any Financial Indebtedness incurred to finance such acquisition; or
(B)	any Financial Indebtedness incurred to refinance that referred to in item (A) above,

in each case if the principal amount secured is not increased;
(v)	any Security entered into pursuant to any Finance Document; or
(vi)	any Security created with the consent of the Lender.

19.5	Disposals

(a)	The Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, factor or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to:
(i)	any sale of any Target Shares by the Borrower which the Lender is satisfied:
(A)	is on arm’s length and normal commercial terms;
(B)	is for cash, 100 per cent. of which is receivable no later than the date of the sale;
(C)	includes arrangements for the Disposal Proceeds from such sale to be paid directly to the Lender for application in prepayment of the Loans in accordance with Clause 7.2 (Mandatory cancellation with Disposal Proceeds) (following which, the Lender shall refund the balance to the Borrower); and
(D)	(following such prepayment of the Loans) will not result in a breach of Clause 18.3 (Security covenant); or

(ii)	any sale, lease, transfer or other disposal of any asset (which is not a Charged Asset):
(A)	made in the ordinary course of trading of the disposing entity;
(B)	of assets in exchange for other assets comparable or superior as to type, value and quality; or
(C)	made with the consent of the Lender.

(c)	For the purposes of paragraph (b)(i)(C) above, “Disposal Proceeds” has the same meaning given to it in Clause 7.2 (Mandatory cancellation with Disposal Proceeds).

19.6	Security

(a)	The Borrower shall:
(i)	no later than the Business Day following the date that the Depositary notifies the Borrower of any Target Shares validly tendered (and not withdrawn) (the “Tendered Shares”) pursuant to the Offer:
(A)	issue and deliver a Letter of Instruction to the Depositary in respect of those Tendered Shares;
(B)	obtain the acknowledgement of the Depositary to each Letter of Instruction;
(C)	ensure that the Depositary issues and delivers a Letter of Transmittal to the Target Share Transfer Agent in respect of those Tendered Shares; and
(D)	ensure that the Depositary issues and delivers a Depositary Confirmation to the Lender in respect of those Tendered Shares;
(ii)	on the Security Perfection Date for any Shares (including Target Shares), deliver to or deposit with the Lender or as it directs, all certificates representing the Tendered Shares in the name of the Lender or, if so directed by the Lender, its nominee; and
(iii)	otherwise comply with the Target Share Charge.

(b)	The Borrower shall at its own expense, promptly take all such action as the Lender may require:
(i)	for the purpose of perfecting or protecting the Lender’s rights under, and preserving the Security intended to be created or evidenced by, any of the Finance Documents; and
(ii)	for the purpose of facilitating the realisation of any of that Security, including the execution of any transfer, conveyance, assignment or assurance of any asset and the giving of any notice, order or direction and the making of any registration which the Lender may require.

(c)	The Borrower shall not (and shall ensure that no other member of the Group will) do, or consent to the doing of, anything which might prejudice the validity, enforceability or priority of any of the Security created pursuant to the Security Documents.

19.7	Merger

The Borrower shall not (and shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

19.8	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group taken as a whole from that carried on at the date of this Agreement.

19.9	Insurance

The Borrower shall (and shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

19.10	Memorandum and Articles of Association

The Borrower shall not amend or alter any of the provisions of its constitutive documents relating to its borrowing powers or its principal objects.

19.11	The Acquisition

(a)	The Borrower shall:
(i)	perform and comply with its obligations under or in connection with the Acquisition and the Acquisition Documents;
(ii)	notify the Lender (promptly upon becoming aware of the same) of any breach by any party of its obligations or default under the Acquisition Documents;
(iii)	notify the Lender promptly of any claim made or to be made under an Acquisition Document; and
(iv)	comply with all applicable laws in all respects material in the context of the Acquisition.

(b)	The Borrower shall comply with the Offer Regulations, the Companies Act, Chapter 50 of Singapore and all other applicable laws in all respects material in the context of the Offer and the Acquisition.

(c)	The Borrower shall keep the Lender informed as to the status and progress of the Acquisition.

(d)	The Borrower shall not cancel or terminate the Depositary Agreement or consent to or accept any cancellation thereof, amend, modify, or change in any manner any term or condition of Depositary Agreement or given any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of Depositary

Agreement or take any other action in connection with Depositary Agreement that would impair the value of the interest or rights of the Borrower thereunder or that would impair the rights and interests of the Lender under the Finance Documents.

19.12	Financial assistance

The Borrower shall ensure that all payments between members of the Group and any Security created pursuant to any Finance Document by any member of the Group or any other person, are made or created in compliance with any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital.

19.13	Arm’s length terms

The Borrower shall not (and shall ensure that no other member of the Group will) enter into any contract or arrangement with or for the benefit of any other person (including any disposal to that person) other than in the ordinary course of business and on arm’s length terms.

19.14	Assets

The Borrower shall (and shall ensure that each other member of the Group will) maintain all its assets necessary for the conduct of its business as conducted from time to time in good working order and condition, ordinary wear and tear excepted.

19.15	Taxes

(a)	The Borrower shall (and shall ensure that each other member of the Group will) pay all Taxes required to be paid by it when due (or, if earlier, before any penalty is or could be imposed, and before any Security is or could be imposed ranking in priority to the claims of any Finance Party or to any Security created pursuant to the Security Documents).

(b)	Paragraph (a) above does not apply to any Taxes:
(i)	being contested by the relevant member of the Group in good faith and in accordance with the relevant procedures;
(ii)	which have been adequately disclosed in its financial statements, and for which adequate reserves are being maintained in accordance with GAAP; and
(iii)	where payment can be lawfully withheld and will not result in the imposition of any penalty or Security as described in paragraph (a) above.

19.16	Further Assurance

The Borrower will from time to time on request by the Lender do or procure the doing of all such acts and will execute or procure the execution of all such documents as the Lender may reasonably consider necessary for giving full effect to each of the Finance Documents or securing to the Lender the full benefits of all rights, powers and remedies conferred upon the Lender in any of the Finance Documents.

20.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 20 is an Event of Default.

20.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by administrative or technical error; and
(b)	payment is made within two Business Days of its due date.

20.2	Financial and Security covenants

Any requirement of Clause 18 (Financial and Security covenants) is not satisfied.

20.3	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.1 (Non-payment) and Clause 20.2 (Financial and Security covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

20.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

20.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

20.6	Insolvency

(a)	A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

(d)	Paragraph (b) above does not apply to any Subsidiaries of the Borrower agreed by the Lender on or before the date of this Agreement.

20.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not the Borrower;
(b)	a composition, assignment or arrangement with any creditor of any member of the Group;
(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not the Borrower), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or
(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

20.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group and is not discharged within five Business Days.

20.9	Nationalisation

Any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or a material part of the assets of a member of the Group.

20.10	Cessation of Business

Any member of the Group ceases or threatens to cease to carry on all or a substantial part of its business other than in respect of a solvent reorganisation of a member of the Group which is not the Borrower.

20.11	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

20.12	Repudiation

(a)	Any Finance Document ceases for any reason (or is claimed by the Borrower not) to be the legal and valid obligations of the Borrower, binding upon it in accordance with its terms.

(b)	The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

20.13	Security and ownership of Target Shares

(a)	Any Security Document is not in full force and effect or does not create in favour of Lender the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	The Borrower is not or ceases to be the sole legal and beneficial owner of any of the Target Shares acquired by it, other than in accordance with paragraph (b)(i) of Clause 19.5 (Disposals).

(c)	The Depositary Agreement, any Depositary Confirmation, any Letter of Instruction or any Letter of Transmittal is cancelled, suspended, terminated or revoked, other than:
(i)	(where the Depositary has no further obligations to the Borrower and the Lender, and does not (and will not) hold any Target Shares for the Borrower) after the Acquisition Closing Date; or
(ii)	with the consent of the Lender.

(d)	At any time it is or becomes unlawful for the Depositary to perform or comply with any of its obligations under the Depositary Agreement, any Depositary Confirmation or any Letter of Instruction, or any of the obligations of the Depositary under the Depositary Agreement or any Depositary Confirmation are not or cease to be legal, valid and binding.

(e)	The Depositary:
(i)	fails to perform or comply with (or repudiates) any of the obligations expressed to be assumed by it in the Depositary Agreement, any Depositary Confirmation or any Letter of Instruction or any document relating thereto; or
(ii)	fails to issue any Letter of Transmittal in the manner contemplated by Clause 19.6 (Security).

20.14	Material adverse change

Any event or circumstance occurs which the Lender reasonably determines might have a Material Adverse Effect.

20.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:
(a)	cancel the Commitment whereupon it shall immediately be cancelled;
(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or
(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

21.	CHANGES TO THE LENDER

21.1	Assignments and transfers by the Lender

Subject to this Clause 21, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

21.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is not required for an assignment or transfer by the Lender.

(b)	If:
(i)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

21.3	Disclosure of information

The Lender and any of its officers (as defined in the Banking Act, Chapter 19 of Singapore (the “Banking Act”)) may disclose to:
(a)	any of its Affiliates, branches, representative offices, associates or related companies;

(b)	any person to whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;
(c)	any person to whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower;
(d)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;
(e)	any person to whom the Lender is under a duty to disclose;
(f)	any person who is providing any Security or guarantee in connection with the Facility;
(g)	any person who is providing services to the Lender;
(h)	the Depositary, the Account Bank or any insurer (whether of the Lender or the Borrower or otherwise); or
(i)	any person who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act,

any customer information (as defined in the Banking Act) or any other information about the Borrower, the Group, the Transaction Documents and the Acquisition as the Lender shall consider appropriate.

This Clause 21.3 is not, and shall not be deemed to constitute, an express or implied agreement by the Lender with the Borrower for a higher degree of confidentiality than that described in Section 47 of the Banking Act and in the Third Schedule to the Banking Act.

22.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:
(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

24.	PAYMENT MECHANICS

24.1	Payments to the Lender

(a)	On each date on which the Borrower is required to make a payment under a Finance Document, it shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender may notify to the Borrower by not less than five Business Days’ notice.

(c)	All payments made by the Borrower under the Finance Documents shall be irrevocable and will be made free of any restriction or condition.

24.2	Payments by the Lender

(a)	On each date on which the Lender is required to make a payment under a Finance Document, the Lender shall make the same available to the Borrower for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Borrower may notify to the Lender in the relevant Utilisation Request.

24.3	Distributions to the Borrower

The Lender may (with the consent of the Borrower or in accordance with Clause 25 (Set-off)) apply any amount payable by it to the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

24.4	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in any order selected by the Lender.

(b)	Paragraph (a) above will override any appropriation made by the Borrower.

24.5	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.6	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.7	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of an Unpaid Sum or a part of an Unpaid Sum shall be made in the currency in which that Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

25.	SET-OFF

The Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	NOTICES

26.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

26.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the other Party by not less than five Business Days’ notice.

26.3	Delivery

(a)	Any communication or document made or delivered by the Lender to the Borrower under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or two Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Borrower.

27.	CALCULATIONS AND CERTIFICATES

27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

27.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

28.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30.	AMENDMENTS AND WAIVERS

No term of any of the Finance Documents may be amended or waived without the prior consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	GOVERNING LAW

This Agreement is governed by Singapore law.

33.	ENFORCEMENT

33.1	Jurisdictions of Singapore Courts

The courts of Singapore have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

33.2	Venue

The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

33.3	Other competent jurisdiction

(a)	This Clause 33 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

(b)	In relation to any proceedings taken by the Lender in New York, the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower agrees that a final judgement in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by law.

(c)	The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

33.4	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:
(a)	irrevocably appoints CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its agent for service of process in relation to any proceedings before the courts of New York in connection with this Agreement, the Target Share Charge or any of the other Transaction Documents to which it is a party;
(b)	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned;
(c)	consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under this Agreement; and
(d)	agrees that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, it shall immediately appoint a further person in New York acceptable to the Lender, to accept service of process on its behalf in New York and, failing such appointment within 15 days, the Lender is entitled to appoint such a person at the expense of the Borrower.
     This Agreement has been entered into on the date stated at the beginning of this Agreement

SCHEDULE 1
Conditions Precedent

1.	Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;
(ii)	approving the Offer;
(iii)	authorising a specified person or persons to execute the Finance Documents on its behalf; and
(iv)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Borrower (signed by a director) confirming that borrowing the Commitment would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

(e)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Security

The Lender receives each of the following documents in form and substance satisfactory to it:
(a)	A copy of the Target Share Charge, duly executed by the parties to it.
(b)	A copy of the Depositary Agreement, duly executed by the parties to it.
(c)	Evidence that the Target Share Charge has been stamped with stamp duty in Singapore and registered as a charge with the Accounting and Corporate Regulatory Authority in Singapore.

3.	Legal opinion

A legal opinion of Allen & Gledhill, legal advisers to the Lender in Singapore, substantially in the form agreed by the Lender prior to signing this Agreement.

4.	The Offer

(a)	A certificate of the Borrower (signed by a director) confirming that the Borrower has complied with the Offer Regulations, the Companies Act, Chapter 50 of Singapore and all other applicable laws in all material respects in the context of the Offer.

(b)	The approval of the Borrower’s shareholders and the Infocomm Development Authority of Singapore to the Acquisition.

5.	Other documents and evidence

(a)	A copy of all Acquisition Documents.

(b)	Evidence that the process agent referred to in Clause 33.4 (Service of Process) has accepted its appointment.

(c)	Evidence that the Security listed in paragraph 2 of Schedule 3 (Existing Security) has been irrevocably and unconditionally discharged in full.

(d)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 15 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

SCHEDULE 2
Utilisation Request

From:	MediaRing Ltd.

To:	United Overseas Bank Limited

Attention: Tan Hui Yin/Audrey Tay Sook Hian

Dated:	[ ]
Dear Sirs
MediaRing Ltd.
US$82,000,000 Facility Agreement
dated 9 May 2006 (the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning when used in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ]
Interest Period:	[ ]
[Target Shares:	the Target Shares to be purchased with the proceeds of this Loan are:
• Number of Target Shares: [ ]
• Total Purchase price: [ ] for the Target Shares]*
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

*	Delete as appropriate

Yours faithfully
................................................................
authorised signatory for
MediaRing Ltd.

SCHEDULE 3
Existing Security

Name of Member of the		Total Principal Amount of
Group	Security	Indebtedness Secured

1. MediaRing Ltd.	All moneys pledge over 4,000,000 units of Tampines Assets Ltd bonds made between MediaRing Ltd. and The Hongkong and Shanghai Banking Corporation Limited.	US$2,600,000 and S$500,000 under a facility letter dated 17 October 2005 made between MediaRing Ltd. and The Hongkong and Shanghai Banking Corporation Limited.

2. MediaRing Ltd.	All moneys charge over cash deposit dated 5 July 2002 made between MediaRing Ltd. and Citibank N.A., Singapore branch.	US$2,000,000 under a facility letter dated 16 February 2004 made between MediaRing Ltd. and Citibank N.A., Singapore branch.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.
The Borrower
MEDIARING LTD.

Address:	750A Chai Chee Road

#05-01 Technopark@Chai Chee

Singapore 469001

Fax No.:	64413013

Attention:	Ms Yvonne Kwek

By: /s/ KHAW KHENG JOO
The Lender
UNITED OVERSEAS BANK LIMITED

Address:	1 Raffles Place

#10-00 OUB Centre

Singapore 048616

Fax No.:	65382449

Attention:	Koh Poh Guan/Tan Hui Yin

By: /s/ WEE JOO YEOW